Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES FOURTH QUARTER RESULTS

•	12% Fourth Quarter Sales Growth Despite Same Store Sales Decline of 2.3%

•	Quarterly EPS of 13 Cents, At Upper End of Updated Guidance

•	49 New Stores Opened in Fiscal 2004, Expects 60 New Stores in Fiscal 2005

•	Cash Position of $31 Million Up From $23 Million Last Year

SAN DIEGO, California, October 21, 2004 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the fourth quarter of fiscal 2004 ended September 25, 2004.

Mark Hoffman, Chief Executive Officer, remarked: “The company’s fourth quarter results were at the upper end of the EPS guidance that we provided on September 9, 2004 and comparable store sales declined 2.3%. In summary, we were disappointed with our weak back-to-school season at Charlotte Russe this year and the significant costs of repositioning Rampage during the quarter.

“However, we would like to note that the Charlotte Russe chain delivered a positive low single-digit comparable store sales increase, although this was less than expected based on the strength we saw in the third quarter. In hindsight we feel that our early and full conversion to Fall assortments left us with little “wear-now, summer-items” which were in strong demand during August and into September. While our product-level gross margins were strong and on plan, we did not effectively flex our store payroll costs in response to our lower sales trends. During the past quarter, I would say that the progress on our strategic initiatives for the Charlotte Russe chain may have slowed a bit, but I would also say that I am encouraged by the changes made so far.

“As for the Rampage chain,” continued Hoffman, “we continue the significant repositioning of this brand. From a product perspective, this last quarter we shifted away from the junior-focused manufacturers to the contemporary fashion resources. This process took longer than we had expected, but I am confident that the assortments for the Holiday season will reflect the elevated product and price points that are necessary to reposition this brand. At the same time, our customer base also transitioned away from the junior-focused shopper to a more sophisticated young woman in her mid to late twenties. We acknowledge that it may take longer to get her business than previously expected. Financially speaking, this chain experienced comparable store sales declines of over 20% during the quarter with significant impact on store operating performance. On a four-wall basis, the Rampage stores essentially broke even for the fiscal year just ended.

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Hoffman added: “We have historically maintained strong store-level inventory controls to drive our business. Last year’s inventory levels were down 13% on a comparable store basis; however, this year’s inventories were planned to be significantly higher. In addition, we accelerated the flow of about $5 million of inventory knowing the potential port and importing challenges much talked about for this Fall season 2004. Accordingly, inventory levels at comparable stores were up 11% over the fiscal 2003 levels. We feel very confident about the fashion content and quality of our current inventories, and our new Holiday floor sets will be ready by the second week of November.

“Forecasting the year’s Holiday business is a challenge given all of the economic and political uncertainties in the marketplace, as well as our own issues of how quickly the Rampage repositioning in process will be responded to by the new targeted customer. Therefore, assuming no significant change in the overall retailing environment, we would guide investors to expect flat comparable store sales in the first quarter of fiscal 2005 with low single-digit increases at the Charlotte Russe stores offset by negative comps at the Rampage stores. In terms of earnings for the quarter ended December 2004, we would guide investors to expect diluted earnings per share of 24 to 28 cents, compared to 28 cents last year.

“We ended fiscal 2004 with $30.7 million of cash after having spent $27.5 million in capital expenditures to open 49 stores and upgrade our merchandising information systems. For fiscal 2005, as previously announced, we expect to open up to 60 new stores on a schedule that is back-loaded toward the latter half of the year. In fact, we currently expect to open 8 stores in the first quarter and about 7 stores in the second quarter ended March 2005,” the Chief Executive concluded.

Financial Results:

Net sales for the fourth quarter increased 12% to $138.3 million from $123.0 million for the fourth quarter last year. Comparable store sales decreased 2.3% during the quarter, compared to a decrease of 9.5% for the fourth quarter of fiscal 2003.

Net sales for the 52 weeks of fiscal 2004 were $539.4 million, an increase of 18% from $456.6 million for last year. Comparable store sales decreased 0.4% during fiscal 2004, compared to a decrease of 10.1% that was reported for fiscal 2003.

Operating income for the fourth quarter decreased 45% to $5.2 million as compared to $9.4 million for the same quarter last year. Net income decreased 44% to $3.2 million from $5.7 million for the same quarter last year. Diluted earnings per share for the quarter was $0.13 as compared to $0.24 for the same quarter of the prior year, a decrease of 46%. The prior year results included a $0.6 million reversal of store closure costs for the Charlotte’s Room stores. Excluding that reversal, diluted earnings per share for the quarter declined to 13 cents from 23 cents, a decline of 43%. The average number of shares outstanding during the recent quarter was 24.2 million on a diluted basis.

Operating income for fiscal 2004 increased 37% to $25.0 million from $18.2 million for fiscal 2003. Operating income, before taking into account the net costs associated with closing the Charlotte’s Room stores, increased 7% to $24.7 million from $23.1 million. Net income increased 39% to $15.3 million from $11.0 million for fiscal 2003. Diluted earnings per share for fiscal 2004 was 64 cents as compared to 47 cents for fiscal 2003, an increase of 36%. Excluding the net impact of store closure costs for the Charlotte’s Room stores, diluted earnings per share for the year improved to 63 cents from 60 cents last year.

The company ended fiscal 2004 with $30.7 million of cash after having spent $27.5 million for capital expenditures during the year. With stockholders’ equity of $161.3 million and no long-term debt, the company expects to fund $30-34 million of capital expenditures in fiscal 2005 with available cash balances and internally generated cashflow from operations.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 360 stores in 39 states and Puerto Rico, as of September 25, 2004, which included 49 new stores opened during fiscal 2004. In total, the company expects to open up to 60 new stores during the fiscal year ending in September 2005.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 5109822.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2003, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003
Net sales	$138,293	$123,009	$539,404	$456,622
Cost of goods sold	102,851	90,149	403,454	342,621

Gross profit	35,442	32,860	135,950	114,001

Selling, general & administrative expenses	30,277	24,095	111,269	90,896
Store closing costs	—	(600)	(325)	4,900

Operating income	5,165	9,365	25,006	18,205

Interest income, net	104	62	303	119
Other charges	(62)	(79)	(275)	(270)

Income before income taxes	5,207	9,348	25,034	18,054

Income tax expense	2,030	3,646	9,763	7,041

Net income	$3,177	$5,702	$15,271	$11,013

Basic earnings per share	$0.14	$0.27	$0.71	$0.52

Diluted earnings per share	$0.13	$0.24	$0.64	$0.47

Basic weighted average shares outstanding	21,840	21,269	21,567	21,240
Diluted weighted average shares outstanding	24,180	23,595	23,993	23,507

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	Sept. 25, 2004	Sept. 27, 2003
ASSETS
Cash and cash equivalents	$30,713	$22,967
Inventories	49,155	34,507
Other current assets	8,020	5,410
Deferred tax assets	6,300	5,300

Total current assets	94,188	68,184

Fixed assets, net	107,492	100,019
Goodwill, net	28,790	28,790
Other assets	1,184	1,372

Total assets	$231,654	$198,365

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable trade	$25,703	$20,928
Accounts payable other	8,750	6,457
Accrued payroll and related expense	4,124	2,527
Income and sales taxes payable	1,980	2,320
Other current liabilities	10,621	9,887

Total current liabilities	51,178	42,119

Deferred rent	11,874	9,947
Other liabilities	44	313
Deferred tax liabilities	7,300	5,600

Total liabilities	70,396	57,979

Total stockholders’ equity	161,258	140,386

Total liabilities and stockholders’ equity	$231,654	$198,365

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/